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                                                                   Exhibit 4.h.1


                       ROCKWELL INTERNATIONAL CORPORATION

                 RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
                                ON JUNE 6, 2001

*  APPROVAL OF ADJUSTMENTS TO OUTSTANDING
   OPTIONS UNDER 1988 LONG-TERM INCENTIVES PLAN,
   1995 LONG-TERM INCENTIVES PLAN, 2000 LONG-TERM
   INCENTIVES PLAN AND DIRECTORS STOCK PLAN

        RESOLVED, that the adjustments to each outstanding option under the 1988 Plan, 1995 Plan, 2000 Plan and this Corporation's Directors Stock Plan (the "Directors Plan" and, together with the 1988 Plan, the 1995 Plan and the 2000 Plan, the "Rockwell Stock Plans") as described in the document entitled "Memorandum of Adjustments to Outstanding Options under Rockwell International Corporation's 1988 Long-Term Incentives Plan, 1995 Long-Term Incentives Plan, 2000 Long-Term Incentives Plan and Directors Stock Plan" (the "Memorandum"), a copy of which was presented to, and ordered filed with the supporting records for, this meeting, be, and they hereby are, approved and adopted, effective as of the Time of Distribution; and further

        RESOLVED, that for the purposes of the option adjustments provided for in the foregoing resolution and in the Memorandum, R.B. Shapiro is hereby appointed as a committee of the Board of Directors; and further

*  APPROVAL OF ASSIGNMENT OF CERTAIN OPTIONS

        RESOLVED, that whereas in connection with the Distribution, this Corporation and Rockwell Collins have determined that it is appropriate and desirable to provide for the allocation of certain assets and liabilities and certain other matters relating to employees, employee benefit plans and compensation arrangements, and whereas the circumstances giving rise to and the actions approved by means of this resolution are deemed to be in the best interests of this Corporation and its shareowners, the proposed assignment to and assumption by Rockwell Collins, effective as of the Time of Distribution, of outstanding options with respect to Company Common Stock under the Rockwell Stock Plans that become options ("Rockwell Collins Options") with respect to Rockwell Collins Common Stock pursuant to the adjustments provided for in the immediately preceding resolutions, be, and it hereby is, approved, and in connection with such assignment and assumption (A) Rockwell Collins shall be deemed to be "the Corporation" for all purposes under each of the Rockwell Collins Options and all outstanding stock option agreements relating thereto and (B) all references to any of the Rockwell Stock Plans in the Rockwell Collins Options and all outstanding stock option agreements relating thereto shall be to the 2001 Stock Option Plan of Rockwell Collins; and further